EXHIBIT 23.1

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CONSENT OF JACKSON KELLY PLLC

            We consent to the inclusion of the form of our Tax Opinions to be issued to Citizens First Bank, Inc., and Traders Bancshares, Inc., in this registration statement on Form S-4. We also consent to the reference to our firm under the caption “Experts.”

Jackson Kelly, PLLC

By: /s/ Charles D. Dunbar, Member

Charleston, West Virginia

February __, 2008